Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE	CONTACT: Jim Floody
954-761-2216
May 1, 2009

BUTLER NEGOTIATES LETTER OF INTENT WITH NESCO, INC.

Ft Lauderdale, FL . . ..  Butler International, Inc. (BUTL.PK), a leading provider of Engineering Support and TechOutsourcing services, announced today its Board of Directors has negotiated a Letter of Intent with Nesco, Inc.

Butler International is a leading provider of engineering and outsourcing services.   Nesco, Inc. headquartered in Cleveland, Ohio was founded in 1956 by Robert J. Tomsich, its current Chairman. The Company is a provider of engineering, IT and HR services to industry and defense with offices located coast to coast employing thousands of technical and non-technical employees.

Nesco has, over the past 30 years, expanded its business with the acquisitions of manufacturing businesses producing and marketing engineered industrial products at its plants in the USA, and abroad.

Ronald Uyematsu, CEO and President of Butler International stated, “We believe the opportunity Nesco has presented will strengthen Butler International’s market position.  Nesco’s experience and commitment to quality mirrors Butler International’s.”

“Butler International has a reputation for providing top-notch IT and engineering services.  We see this as an opportunity to expand our service offerings into new markets.” stated Robert J. Tomsich, Chairman of Nesco, Inc.

About Butler International, Inc.

Butler International, Inc. is a leading provider of Engineering and Technical Outsourcing services, helping customers worldwide increase performance and savings.  Butler International’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives.  During its 62-year history of providing services, Butler International has served many prestigious companies through its industry groups, which include clients in the aircraft/aerospace, federal/defense, communications, consumer and manufacturing and commercial sectors.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by Butler International.  To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Butler International, Inc.
Mindpower for a Changing WorldSM
World Headquarters
New River Center, 200 E. Las Olas Blvd.
Ft. Lauderdale, FL  33301
www.butler.com